Exhibit 99.1

Better Choice Company Announces New $7.5 Million Revolving Credit Facility with Citizens Bank at L+250 Interest Rate

NEW YORK – July 20, 2020 -- Better Choice Company (OTCQB: BTTR) (“Better Choice”), an animal health and wellness company, today announced that it has entered into a new $7.5 million two-year revolving credit facility (the “New Credit Facility”) with Citizen’s Business Bank (“Citizen’s Bank”) to support its future growth initiatives. The New Credit Facility matures on July 5, 2022 and bears an annual interest rate of LIBOR plus 250 basis points.

“Our current cashflow position is strong, and we are pleased to complete this New Credit Facility on terms that will provide Better Choice with a greater amount of financial flexibility and better position the Company for long-term success,” said Werner von Pein, CEO of Better Choice. “We appreciate the support of our lenders as this new facility lowers our cost of capital by more than 8%, is expected to support our future global growth initiatives, and enables greater strategic flexibility as we pursue a wealth of opportunities both domestically and abroad.”

About Better Choice Company, Inc.

Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:
RedChip Companies, Inc.
Dave Gentry
407-491-4498
dave@redchip.com